Exhibit 5.2

[Letterhead of Stibbe P.C.]

Hans P. Witteveen T +1 212 972 4000 F +1 212 972 4929 hans.witteveen@stibbeus.com	Telesystem International Wireless Inc 1000 de la Gauchetière Street West 16th floor H3B 4W5 Montreal Canada

Telesystem International Wireless Corporation N.V. World Trade Center Strawinskylaan 707 1077 XX Amsterdam The Netherlands

January 22, 2003

Indenture relating to 14% Senior Guaranteed Notes due December 30, 2003

Ladies and Gentlemen,

1.	We have acted as your counsel as to matters of Netherlands law in connection with an indenture governed by, and construed in accordance with, the laws of the state of New York dated September 18, 2001 (the “Indenture”) relating to 14% Senior Guaranteed Notes due December 30, 2003 among Telesystem International Wireless Inc., a company incorporated and existing under the laws of Canada as issuer (the “Issuer”), Telesystem International Wireless Corporation N.V., a company with limited liability (naamloze vennootschap) incorporated and existing under the laws of the Netherlands as guarantor (the “Guarantor”) and The Bank of Nova Scotia Trust Company of New York, a banking corporation organized and existing under the laws of the state of New York as trustee.

2.	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Indenture, article XI of which includes a guarantee by the Guarantor for certain obligations of the Issuer vis-à-vis the Holders of the Notes (as defined in the Indenture) on such terms as set out therein, signed on behalf of the Guarantor by Mr. Cornelis van Ravenhorst;

(b)	a copy of the deed of incorporation of the Guarantor dated May 21, 1992;

(c)	the articles of association of the Guarantor as amended on May 8, 2000 which, according to the extracts from the Trade Register referred to in paragraph 2(d) below, are the articles of association of the Guarantor as they were in force on September 18, 2001;

(d)	an extract from the Trade Register of the Chamber of Commerce in Amsterdam (the “Trade Register”) relating to the Guarantor, dated September 20, 2001 as well as an extract from the Trade Register relating to the Guarantor, dated the date hereof;

(e)	a resolution dated July 1, 1998 of the supervisory board of the Guarantor providing that certain resolutions of the management board of the Guarantor require the prior approval of the supervisory board;

(f)	a resolution dated August 22, 2001 of the management board of the Guarantor resolving that the Guarantor executes the Indenture and performs its obligations thereunder;

(g)	a resolution dated September 10, 2001 of the supervisory board of the Guarantor approving the execution by the Guarantor of the Indenture and the performance of its obligations thereunder;

and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of this opinion.

3.	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

(b)	that any and all authorizations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction other than in the Netherlands which may be required in respect of the execution or performance of the Indenture have been or will be obtained or made, as the case may be;

(c)	that the information set forth in the extract from the Trade Register dated September 20, 2001 referred to in paragraph 2(d) above was complete and accurate on such date, as well as on September 18, 2001 and consistent with the information contained in the file kept by the Trade Register with respect to the Guarantor on such dates;

(d)	that the information set forth in the extract from the Trade Register dated the date hereof referred to in paragraph 2(d) above is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Trade Register with respect to the Guarantor;

(e)	that the resolutions referred to in paragraphs 2(e), 2(f), and 2(g) above have not been annulled, revoked, rescinded or amended and are in full force and effect as at the date hereof;

(f)	that the Indenture has not been annulled, revoked, rescinded, or otherwise terminated, or amended;

(g)	that the Guarantor has not been declared bankrupt (failliet verklaard), granted suspension of payments (surséance van betaling verleend) or dissolved (ontbonden); although not constituting conclusive evidence, this assumption is supported by the contents of the extracts from the Trade Register relating to the Guarantor referred to in paragraph 2(d) above and by enquiries made by telephone on the date hereof with the office of the bankruptcy clerk (faillissementsgriffie) of the district court (arrondissementsrechtbank) in Rotterdam which did not reveal any information which would render this assumption to be untrue.

4.	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in published case law of the courts of the Netherlands as at the date of this opinion. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EU law provisions having direct effect. We express no opinion about matters of taxation.

5.	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us in the course of our examination referred to above, having regard to such legal considerations of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:

(a)	the Guarantor has been duly incorporated and is validly existing under the laws of the Netherlands as a public limited company (naamloze vennootschap) and had the necessary corporate capacity and power to enter into the Indenture and has the necessary power and authority to exercise its rights and perform its obligations thereunder;

(b)	all corporate and other action required to be taken by the Guarantor to authorise the execution of the Indenture by or on behalf of the Guarantor and the performance of its obligations thereunder has been duly taken prior to executing the Indenture;

(c)	the Indenture has been validly executed on behalf of the Guarantor.

6.	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Guarantor or any other party (express or implied) under or by virtue of the Indenture save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)	the opinions expressed above are limited by any applicable fraudulent conveyance, bankruptcy (faillissement), suspension of payments (surséance van betaling), insolvency, moratorium, reorganisation, liquidation (ontbinding), suretyship or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Netherlands Civil Code and section 42 of the Netherlands Bankruptcy Code concerning fraudulent conveyance.

7.	In this opinion Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and will be brought before a court in the Netherlands.

8.	This opinion speaks as of its date. No opinion is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit for the purpose of the Indenture only and may not be disclosed or quoted to or relied upon by any other person other than your legal advisers or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe P.C.